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Exhibit 10.11

Data Processing Agreement dated December 1, 1991 by and between ALLTEL Financial Information Services, Inc., (formerly Systematics, Inc.) and Brenton Bank (formerly Brenton Information Systems, Inc.
     55

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DATA PROCESSING AGREEMENT


by and between


SYSTEMATICS FINANCIAL SERVICES, INC.

and


BRENTON INFORMATION SYSTEMS, INC.






December 1, 1991

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TABLE OF CONTENTS



1.  Services                                                1

2.  Term                                                    1

3.  Responsibilities of the Parties                         1

    3.1  Computer Equipment                                 2
    3.2  Terminals/Communications Cost                      2
    3.3  Processing Schedule                                2
    3.4  Client Approval of Program Changes                 2
    3.5  Confidentiality of Client Data                     2
    3.6  Delivery                                           2
    3.7  Supplies and Forms                                 2
    3.8  Client's Input Data                                3

4.  Data Processing Premises and Security                   3

    4.1  Data Processing Premises                           3
    4.2  Security Standards                                 3

5.  Software                                                3

    5.1  Additional Licensed Programs                       4
    5.2  Software Warranty                                  4
    5.3  User Manuals                                       4
    5.4  Third Party Software                               4
    5.5  Installation of New Systems and Subsystems         5
    5.6  Modifications Requested by Client                  5
    5.7  Regulatory Reporting Requirements                  5

6.  Education                                               5

7.  Staffing; Computer Use                                  6

    7.1  Resident Technical Staff                           6
    7.2  Special Computer Use                               7

8.  Time of Performance                                     7

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9.  Performance Standards and Penalties                     8

    9.1  Performance Benchmarks                             8
    9.2  On-Time Delivery - Output to Client                8
    9.3  On-Time Delivery - Input from Client               8
    9.4  On-Line Uptime                                     8
    9.5  On-Line Response Time                              8
    9.6  Remedies                                           9
    9.7  Force Majeure                                      9
    9.8  Exclusive Remedy                                   9

10. Termination                                            10

    10.1 Right to Terminate                                10
    10.2 Method of Termination                             10
    10.3 Data, Systems and Programs                        10
    10.4 Early Termination                                 10

11. Transitional Cooperation                               11

    11.1 Offer of Employment                               11
    11.2 Transition                                        11
    11.3 Equipment                                         11
    11.4 Additional Support                                11

12. Backup Files, Storage and Programs                     11

    12.1 Files and Programs                                11
    12.2 Storage                                           12
    12.3 Disaster Recovery                                 12
    12.4 Emergency Backup                                  12

13. Service Bureau Customers                               13

    13.1 Client's Service Bureau Customers                 13
    13.2 SI's Service Bureau Customers                     13

14. Effective Planning and Communication                   13

    14.1 Steering Committee                                13
    14.2 Audit Conference                                  13
    14.3 Annual Executive Review                           14

15. Payment and Billing                                    14

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16. No Interference with Contractual Relationship          15

17. No Waiver of Default                                   15

18. Processing Priorities                                  15

19. Mergers and Acquisitions                               15

20. Entire Agreement                                       15

21. Assignment                                             16

22. Confidential Agreement                                 16

23. Taxes                                                  16

24. Independent Contractor                                 16

    24.1 Client Supervisory Powers                         17
    24.2 SI's Employees                                    17
    24.3 SI as an Agent                                    17
    24.4 Workers Compensation                              17

25. Client and SI Employees                                17

26. Previous Liabilities                                   17

27. Notices                                                18

28. Covenant of Good Faith                                 18

29. Limitation of Liability                                18

30. Insurance                                              18

31. Section Titles                                         18

32. Counterparts                                           18

33. Financial Statements                                   19

34. Governing Law                                          19


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EXHIBITS




A.  Systems Installation Schedule
B.  Reports
C.  Charges
D.  Reporting Schedule
E.  Equipment
F.  Client-Furnished Equipment and Software
G.  Software License Agreement
H.  Disaster Recovery Agreement
I.  Insurance Coverage

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DATA PROCESSING AGREEMENT


This is an Agreement, dated as of the 1st day of December, 1991
(hereinafter the "Effective Date"), by and between SYSTEMATICS FINANCIAL SERVICES, INC., an Arkansas corporation, 4001 Rodney Parham Road, Little Rock, Arkansas 72212-2496 (hereinafter "SI") and

BRENTON INFORMATION SYSTEMS, INC.

Capital Square, Suite 300

Des Moines, Iowa  50304-0961

(hereinafter "Client").

In consideration of the payments to be made and services to be performed hereunder, the parties agree as follows:

1.  Services.

SI will provide to Client the data processing services and products described in this Agreement and its exhibits. Such services and products include, but are not limited to, the general management of Client's data processing, installation and enhancement of SI-developed software systems, operation of software systems developed by SI and third parties, programming services, furnishing and operating computer equipment, providing information in various media forms, and a license to use SI software systems. The specific services provided and the applicable fees therefor are described in more detail in this Agreement and its Exhibits.

2.  Term.

The term of this Agreement is five (5) years, beginning on the Effective Date reflected above. The end of such term shall be the "Expiration Date".
 At least nine (9) months prior to the Expiration Date, SI will submit to Client a written proposal for renewal of this Agreement. Client will respond to such proposal within ninety (90) days following receipt thereof.

3.  Responsibilities of the Parties.

SI and Client agree to be responsible for the following matters:

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    3.1  Computer Equipment.  Except as otherwise provided in this
Agreement (see Exhibit F and Section 2 of Exhibit C), SI will supply all CPUs, communications controllers, DASD equipment, tape/cartridge equipment, printers and related peripheral equipment which may be required for its operation of the Data Center as defined in Section 4.1.

    3.2  Terminals/Communications Cost.   Client will pay all costs of
installing and utilizing communication or telephone lines, data sets, modems, ATMs, terminals, and terminal control units, as required for Client's on-line operations, testing and training. SI will provide the terminals and personal computers used by its personnel. Client will provide all personal computers used by its personnel.

    3.3  Processing Schedule.   SI will process and update Client's data in
accordance with Exhibit D.

    3.4  Client Approval of Program Changes.   All changes to programs used
to process Client's data affecting input, output, control, audit, or accounting procedures of Client shall be made only with the approval of Client.

    3.5  Confidentiality of Client Data.   All information concerning
Client, its business or customers submitted to SI pursuant to this Agreement shall be held in confidence by SI and shall not be disclosed. No person or entity shall be permitted to have access to Client's data without the written authorization of Client. All of Client's data shall be available for examination by Client, at any time during regular business hours, without notice. If SI receives any legal process requiring it to produce Client's data or that of any of its customers, SI shall notify Client promptly, and deliver copies of such orders to Client, immediately and prior to compliance with such process.

SI recognizes Client's absolute ownership of Client information and hereby releases, in advance, any claim, lien, or encumbrance with respect thereto.
 SI agrees that it shall not, in any event, retain or attempt to retain any Client information in an attempt to secure performance by Client of any of the terms or conditions of this Agreement.

    3.6  Delivery.   Client, or its designee, is responsible for delivery
of all input and output data to and from the Data Center (see Section 4.1).
 Subject to Client's responsibility for microfilming MICR documents prior to delivery to SI, SI is responsible for safekeeping Client's documents while in SI's possession in the Data Center.

    3.7  Supplies and Forms.   SI will provide all magnetic tapes, tape
cartridges and impact printer ribbons required to perform SI's processing responsibilities during the term of this Agreement. Client will provide all input and output forms, balance control forms, stock paper, and any forms necessary for SI to meet the processing requirements of Client, as well as adequate storage therefor.

    3.8  Client's Input Data.   All magnetic tapes and input data furnished
by Client to SI shall be in machine readable condition, accompanied by control totals. Client assumes all risk of loss and expenses of reconstruction of input data, except for loss caused by SI's negligence.

4.  Data Processing Premises and Security.

    4.1  Data Processing Premises.   Client agrees to provide SI with
adequate premises, in good repair, to perform its responsibilities under this Agreement (hereinafter the "Data Center") and to provide data processing facilities to Bankers Trust, Inc. and its correspondents (up to 1350 square feet for programmers and CSR's). Without limiting the generality of the foregoing, Client agrees to supply water, sewer, heat, lights, telephone lines and equipment, air conditioning, electricity (including, if desired by Client, an uninterruptable power system, battery backup and backup generator capacity) and daily janitorial services. SI is not responsible for any injury or damage to property or persons which occurs in or around the data center unless it is caused by the negligent or willful misconduct of SI. Client will provide telephone instruments and telephone service for SI to communicate with the employees of Client, Client's service bureau customers, if any, and as required by SI to operate the Data Center. These instruments and service may be part of a Client system used by Client personnel.

    4.2  Security Standards.   SI will adhere to such security standards
with respect to Client's data as may reasonably be imposed by Client, including prehiring personnel investigative procedures and discharge of personnel. Client will pay the costs for any modifications or additions to the data center which are required by such security standards. Client will reimburse SI for actual costs incurred if adherence to security standards requested or required by Client increases SI's costs of operation.

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5.  Software.

Effective on the Expiration Date (or the earlier Termination Date if this Agreement is terminated by Client pursuant to the provisions of
Section 9.2), SI will grant and convey to Client and Client will accept a license to use SI's proprietary application systems ("Software") listed in Exhibit A, under the terms and conditions set forth in Exhibit G. However, such software license shall be effective for only that Software delivered to Client during the term of this Agreement. Client shall be entitled to obtain other SI-developed software programs upon the execution of a mutually acceptable license agreement.

    5.1  Additional Licensed Programs.   The license contemplated by this
Section 5 shall also apply to all SI-developed program modifications, enhancements, new systems or major subsystems installed for Client's benefit pursuant to this Agreement. SI will furnish Client, upon request, a current list of all Software systems and subsystems developed and made available by SI. SI will give Client ninety (90) days' notice prior to eliminating updates for a particular system version of any SI-developed program.

    5.2  Software Warranty.   Each of the warranties set forth in
Exhibit G, as well as the patent and trademark indemnity provisions of Exhibit G, shall apply to the Software, and all enhancements, modifications or changes thereto, furnished or used pursuant to this Agreement.

    5.3  User Manuals.   Prior to the installation of each Software system,
SI will deliver to Client two copies of the applicable User Manuals, and thereafter, two copies of standard updates thereto. Client is responsible for the initial personalization and for the maintenance, reproduction and distribution of User Manuals. SI hereby consents to the reproduction of User Manuals by Client solely for the internal use of Client in accordance with this Agreement.

    5.4  Third Party Software.   SI will use all computer programs acquired
by Client from third parties or developed by Client without the assistance of SI exclusively to process Client's data. Additional use of such programs by SI shall require the written approval of Client. SI reserves the right to review and/or test such programs, in advance of processing, to assure compatibility with SI equipment and consistency with SI's processing techniques. The Resident Staff (see Section 7.1) will provide support and maintenance services with respect to such programs. Client may purchase maintenance contracts for such programs in its discretion. Client will indemnify SI and hold SI harmless from any loss, claim, damage or expense, including reasonable attorneys' fees, resulting from any action brought or claim made by any third party claiming superior title or right to protection of proprietary information in respect of any such programs. SI shall observe and abide by all provisions relating to confidentiality and proprietary information contained in the License Agreement covering third party software being used by SI pursuant to this Section.

    5.5 Installation of New Systems and Subsystems.   SI will install
regulatory changes, updates, new systems and subsystems using the Resident Staff. SI will present to Client the features of and estimated hours required to install such systems or subsystems. Client, at its option, may elect to install the new system or subsystem or to continue use of the then installed SI-developed system. Client will make every reasonable effort to install new releases of SI-developed systems as soon as possible after the new releases are made available to the data center.

    5.6  Modifications Requested by Client.   If requested by Client, SI
agrees to modify the SI-developed programs installed for Client by SI. Implementation of such Client-authorized modifications will be performed by the Resident Staff. Client understands that modifications may require an increase in the time of performance and/or the Resident Staff to subsequently install SI-developed updates, new systems or subsystems. Client will endeavor to minimize the need for such modifications by standardizing functions within holding company banks and making more effective use of standard software functions.

    5.7  Regulatory Reporting Requirements.   During the term of this
Agreement, SI agrees to modify those SI-developed programs installed for Client so that such programs will comply with the mandatory data processing output requirements specified by federal regulatory authorities applicable to Client. Program modifications necessary to meet state and local regulatory requirements will be provided at Client's request by the Resident Staff. Client agrees to make SI aware of any local or state regulatory requirements not included in the requirements established by federal regulatory authorities.

6.  Education.

SI will make available to Client personnel, its standard application software training courses, which are generally held in Little Rock, Arkansas, in accordance with SI's Education and Training Department schedule, a current copy of which will be provided to Client upon request. Client personnel may attend such courses, and any other standard courses generally offered by SI to its other customers, upon payment of SI's then current published course fee, subject to normal space availability requirements and compliance with SI's standard registration and enrollment deadlines and procedures. Client will pay all of its travel and lodging expenses while attending SI courses, whether included in Exhibit A or not.

7.  Staffing; Computer Use.

    7.1  Resident Technical Staff.   SI will provide, the staffing level of
technical and analyst personnel set forth in Section 5 of Exhibit C (the "Resident Staff"). Subject to a reasonable time for replacements in the event of resignations or terminations, SI will maintain such staffing levels throughout the term of this Agreement. Duties of the Resident Staff shall include, but are not limited to, maintaining the systems reflected in Exhibit A, installing program updates, installing new systems and subsystems, programming resulting from regulatory changes, user interface, communication and customer service, systems programming, attending education classes, Client meetings and research meetings, as well as Client-requested program modifications and general programming duties.

(a) Project Control - The Resident Staff will use a project management system for Client projects, and SI will provide Client with output from such system as frequently as weekly.

(b) Priorities - Client shall have the right to establish all programming and project priorities. Changes in priorities, however, which require reassignment of SI Resident Staff to other responsibilities may result in an enlargement of SI's time to complete certain tasks hereunder.

(c) Resource Change Procedure - At Client's written request, SI will increase or decrease the Resident Staff, as long as the staffing level is not less than the minimum number set forth in Exhibit C. SI will promptly respond to Client's request with a proposed fee schedule adjustment which shall be reasonable in light of the related costs of salaries, recruiting, relocation, severance (up to 90 days), and employee benefits which are affected thereby, subject to provisions of Exhibit C, Section 5.2. Quotations for increases or decreases in the Resident Staff will be in minimum increments of one person for a minimum term of one year. SI will have up to 120 days to implement agreed changes in the Resident Staff. If a Resident Staff position is vacated for any reason other than a Client request as described in this Section 7.1(c) and remains vacant for more than 120 days, SI shall give Client credit for the salary and benefits (up to 19% of salary) beginning in the fourth month of the vacancy. Such credit shall continue until the position is no longer vacant.

(d) Temporary Non-Resident Personnel - If Client does not wish to re-order priorities to permit the Resident Staff to perform additional services, or to direct SI to increase the Resident Staff, Client may request SI to provide additional non-resident personnel on temporary basis and SI will provide such non-resident personnel on an as-available basis. SI will promptly respond with a quotation for such non-resident personnel in accordance with Section 6 of Exhibit C. If Client wishes to utilize the SI personnel services quoted, Client will notify SI in writing, authorizing SI to provide such services.

    7.2  Special Computer Use.   Client may use any SI computer time which
is available in the Data Center, without additional charge, for the exclusive purpose of the performance of non-repetitive services requested by Client or for use with regard to audit functions, provided that Client's requests for SI to provide such non-repetitive services do not interfere with SI's responsibilities under this Agreement. In conjunction with such non-repetitive computer usage, SI will provide a computer operator and Client will pay SI for related overtime, if any, incurred by such computer operator.

8.  Time of Performance.

The parties agree that timely and accurate submission of input and output is essential to satisfactory performance under this Agreement. SI's time of performance shall be enlarged, if and to the extent reasonably necessary, in the event that: (a) Client fails to submit input data in the prescribed form or in accordance with the schedules set forth in Exhibit D,
(b) an act of God, malfunction of any equipment which has been properly maintained and serviced or other cause beyond the control of SI prevents timely data processing hereunder, (c) special requests by Client or any governmental agency authorized to regulate or supervise Client impact SI's normal processing schedule; or (d) if Client fails to provide any equipment, software, premises or performance called for by this Agreement, and the same is necessary for SI's performance hereunder. SI agrees to propose for evaluation and selection by Client a method by which it can most effectively comply with any such request. SI will notify Client of the estimated impact on its processing schedule, if any. In the event of an error in processing Client's data, SI promptly will correct such error.
 Such correction of error shall be without charge to Client unless caused by the nature of the data submitted by Client or caused by software provided to SI by Client, and only if additional costs are incurred by SI.
   Client carefully will review and inspect all reports prepared by SI, to balance promptly to the appropriate control totals and within a reasonable time after any error or out-of-balance control totals should be detectable, Client agrees to promptly notify SI of any erroneous processing. If Client fails to so notify SI, it shall be deemed to have waived its rights in respect of such error and to have assumed all risks in respect thereof.

9.  Performance Standards and Penalties.

    9.1  Performance Benchmarks.   The parties agree that timely and
accurate submission of input and output is essential to satisfactory performance under this Agreement. The parties acknowledge that the following is a list of acceptable time performance benchmarks. In the event any performance is suspected or deemed unacceptable, Client or SI shall mutually endeavor to research the cause of and initiate action for correction as soon as practical.

    9.2 On-Time Delivery - Output to Client. SI agrees to exercise diligence to maintain a monthly average of 97.5% on-time delivery of Client's output reports. SI agrees to submit a written report to Client on monthly basis with the results of the previous month's performance.

    9.3 On-Time Delivery - Input from Client. Client agrees to exercise diligence to maintain a monthly average of 97% on-time delivery Client's input data. SI agrees to submit a written report to Client on a monthly basis with the results of the previous month's performance.

    9.4 On-Line Uptime. SI agrees to exercise diligence to maintain a monthly average of 98.5% on-line uptime, exclusive of scheduled preventative maintenance, as measured at the SI host computer using SI's on-line software. SI agrees to submit a written report to Client on a montly basis with the results of the previous month's performance.

    9.5 On-Line Response Time. SI and Client acknowledge the high relative importance of maintaining mutually acceptable on-line response time for users of Client's on-line terminals. SI and Client agree that such on-line response time (herein defined as the elapsed time between the time inquiries and "entered" at the terminal and the time a related response is "received" by the terminal) can be detrimentally affected by factors or circumstances beyond the control of either SI or Client, and that Client retains responsibility for final decisions regarding the use of line speeds, modems, terminal control units, third party on-line software, and other factors which may materially affect response times. SI will endeavor to maintain an average on-line response time not to exceed five (5) seconds per on-line inquiry and 99% of the responses not to exceed ten (10) seconds. Average response time will be measured at the terminal location by Client, or by SI at the request of the Client. SIMS or other ad hoc file transfers are not subject to this response time benchmark. Down time shall not be considered in measuring on-line response time.


In addition to the following, SI agrees to monitor the "host turn-around" time (defined herein as the elapsed time between the time an inquiry is received at the host computer and the time a related response is sent by the host computer), and will endeavor to maintain a monthly average "host turn-around time" of less than one (1) second. Such measurement will be reported to Client monthly.

In the event that either "on-line response time" or "host turn-around time" is suspected or deemed to be unacceptable to either Client or SI, then Client and SI shall mutually endeavor to research the cause for such deficiency, including the securing of assitance from Client's communications carriers and communications equipment vendors.

    9.6 Remedies. In the event that SI fails to meet the performance benchmarks of 98.5% for on-line up-time set out in Section 9.4 and 97.5% for on-time delivery of output reports as set out in Section 9.1 in any three (3) consecutive months, Client shall have the option to give written notice to SI specifying such failure, within thirty (30) days after the end of the third month. If, after receipt of such notice, SI then fails to meet the standards described above for any three months in the next twelve
(12) months after receipt of such notice, then Client shall have the option to terminate this Agreement upon ninety (90) days written notice.

    9.7 Force Majeure. All performance benchmarks calculated hereunder shall be adjusted as appropriate if such benchmarks are not met because of causes beyone the control of SI.

    9.8 Exclusive Remedy. The parties agree that remedies provided in this Section are the exclusive remedies for failure to meet performance standards established herein.


10. Termination.

In addition to the right to terminate under Section 9.6 above, this Agreement may be terminated prior to the Expiration Date, as follows:

    10.1  Right to Terminate.   In addition to any other rights which
either party may have in law or equity, either SI or Client may terminate this Agreement if the defaulting party fails to cure any default hereunder within thirty (30) days of written notice from the other party, specifying the nature and extent of any such default. Termination of this Agreement shall not relieve either party of any liability for any breach of this Agreement prior to the Effective Date of such termination.

    10.2  Method of Termination.   Exercise of the right to terminate under
this Section must be accomplished by specifying in such written notice to the defaulting party, the nature and extent of such default and fixing a date, on the last day of a month, not less than 180 days following the date of receipt of such notice, for cessation of services hereunder (the "Termination Date").

    10.3  Data, Systems and Programs.   If this Agreement expires, or if
Client terminates by virtue of SI's default, all licensed systems in machine readable form and their related program source and object listings, documentation, instructions or manuals used to process data for Client, shall remain subject to Exhibit G. In addition, upon Client's request, SI agrees to provide to Client copies of Client's data files, records and programs on magnetic media.

    10.4 Early Termination. Client may terminate the Agreement, effective on or after two years from the Effective Date of the Agreement, upon satisfaction of each of the following conditions: (a) Client shall have been acquired (as defined herein); (b) within six months after it is acquired Client shall have notified SI in writing of its intention to terminate with such notice providing for a Termination Date not less than twelve (12) months thereafter; and (c) Client shall have paid SI a fee, which shall accompany the foregoing termination notice, equal to twenty percent (20%) of the sum of the fees payable pursuant to this Agreement in respect of the period following the early Termination Date reflected in the foregoing notice, through and including the Expiration Date, with such amount discounted to present value using a discount rate of eight percent (8%) per annum. This fee shall also include termination of the Disaster Recovery Agreement (see Exhibit H). Client and SI agree that this fee may be subject to negotiation if special circumstances exist at the time of termination.

11.  Transitional Cooperation.

After notice of termination and prior to the Termination Date, or for six months prior to the Expiration Date, SI agrees that:

    11.1  Offer of Employment.   Client may offer employment to SI's data
center employees, except for the account manager.

    11.2 Transition. SI will give full cooperation and support to Client to assure an orderly and efficient transition to whatever method of computer processing it may select.

    11.3 Equipment. If Client wishes to utilize equipment owned or leased by SI and installed in the data center, SI will not withdraw any such equipment without first offering to Client, on a right of first refusal basis, the right to purchase, or sublease such equipment. With respect to equipment leased by SI, SI will allow (if and to the extent permitted by the underlying lease) Client to sublease such equipment from SI at the exact terms, conditions and costs of the lease then in effect. In addition, Client may purchase at the Expiration Date or Termination Date, as applicable, all but not less than all of the equipment owned by SI and used in the data center, at a price equal to the sum of its net book value or fair market value, whichever is the greater. Such offer will be made by SI at least ninety (90) days and accepted or rejected at least sixty (60) days prior to the Termination Date. Client may, at its option, negotiate directly with any of the owners of leased equipment, to establish its direct contractual relationship for equipment, and Client agrees to act promptly in this regard.

    11.4  Additional Support.   Client shall have the option, exercisable
within ninety (90) days of delivery of a termination notice by either party, to request up to 90 days of additional technical support from SI subsequent to the Termination Date. Client will pay for such services at SI's then current Hourly Rates.

12.  Backup, Storage, Files and Programs.

    12.1  Files and Programs.   SI agrees to provide and maintain adequate
backup files on magnetic media of Client data and all programs utilized to process Client's data.

    12.2  Storage.   Client agrees to provide off-site storage for backup
data files and programs. Client agrees to pick up the backup data files and programs from the data center, deliver them to its off-site storage location, store them, and return them to the data center pursuant to mutually agreed upon procedures and schedules. If requested by Client, SI shall provide Client with a quarterly listing of the names of data files and programs for verification of the items in storage. Client is solely responsible for the physical security of such files and programs while not in SI's possession.

    12.3  Disaster Recovery.   SI's fees expressed herein include Disaster
Recovery services (see Exhibit H) at no additional charge. Such arrangements are designed to deal with circumstances which are expected to cause any substantial portion of the capabilities of the data center to be unavailable for a consecutive period exceeding 72 hours. Emergency backup, as referred to below, is designed only for difficulties of a shorter duration.

    12.4  Emergency Backup.   SI will establish and maintain arrangements
for emergency backup data processing for SI's processing commitments to the Client under this Agreement. SI's policies and procedures concerning backup are reflected in SI's Operations Guide. SI does not warrant such backup will be available at the desired time, in sufficient quantities, or in a nearby location. SI will work diligently with Client in an emergency to restore on-line communications, including but not limited to vendor and supplier contact and identification of alternate sites in which emergency computing equipment could be installed. Client will pay all expenses incurred, if any, in connection with emergency processing backup needs. Client will define in writing from time to time the procedures it wishes SI to follow regarding the use of emergency backup, and Client shall have the right, to be exercised in its discretion, to direct SI to utilize such backup capability, provided Client's processing is behind schedule. Notwithstanding the foregoing, SI shall not be liable for any failure, delay or interruption in data processing services pursuant to this Agreement, in whole or in part, due to acts of God, strikes, or threats thereof or force majeure or due to causes beyond the control of SI. Upon written notice from Client, SI agrees to conduct appropriate tests of emergency backup arrangements and Client agrees to pay for all travel, personnel and equipment expenses incurred in connection with such testing. There shall be no additional personnel charge, however, for participation in the testing of such backup arrangements by members of the Resident Staff. Client acknowledges that emergency backup arrangements hereunder do not constitute disaster recovery capabilities (see
Section 11.3).

13.  Service Bureau Customers.

    13.1  Client's Service Bureau Customers.   Client may continue to
contract with its present service bureau customers, if any, both for existing and new applications.

    13.2 SI's Service Bureau Customers. SI may not process data for any third parties, other than Bankers Trust and its correspondents, at the Data Center without written permission from the Client. Such permission, if granted, will be on an individual customer basis and will be valid for the remainder of the contract term, for that customer. If SI processes any SI service bureau customers in the Data Center other than Bankers Trust and its correspondents, SI shall pay Client five percent (5%) of the additional revenue received from such service bureau processing, effective for each such customer with the first month following completion of the related conversions.

14.  Effective Planning and Communication.

    14.1  Steering Committee.   SI and Client agree that effective planning
and communication are necessary to provide overall direction for Client's data processing, and that each will work to promote a free and open exchange of information between SI personnel, Client senior management and Client user departments. Members of SI's Data Center management and the Resident Staff may participate actively with Client's management and users in making and implementing day-to-day plans for Client's data processing. In addition, a joint data processing steering committee will be established to facilitate such planning and to encourage a periodic review of priorities and long-term objectives. SI's account manager and programming manager shall be non-voting members of such committee. In addition, if requested by Client, SI's account manager will serve as chairman of the data processing steering committee, and will solicit input from the other members for appropriate agenda items. SI will maintain and distribute copies of minutes of meetings of the data processing steering committee. Client personnel who shall be members of such committee shall include such senior management personnel as Client deems appropriate from time to time. The data processing steering committee shall meet regularly (initially, once per month).

    14.2  Audit Conference.   SI will cooperate fully with Client or its
designee in connection with Client's audit functions or with regard to examinations by regulatory authorities. Client acknowledges that SI is not responsible for providing audit services or for auditing Client's records or data. Following any audit or examination, Client will conduct (in the case of an internal audit), or instruct its external auditors or examiners to conduct an exit conference with SI and, at such time, and as soon as available thereafter, to provide SI with a copy of the applicable portions of each report regarding SI or SI's services (whether draft or final) prepared as a result of such audit or examination. Client also agrees to provide and to instruct its external auditors to provide SI, a copy of the portions of each written report containing comments concerning SI or the services performed by SI pursuant to this Agreement.

    14.3 Annual Executive Review. At least once during each contract year of this Agreement, the parties will engage in an Executive Review. Such Executive Review shall be held between the Chief Executive Officers or Presidents of each party and other senior management personnel of each party as designated by the respective Chief Executive Officers or Presidents. Such Executive Review shall be held at a site which is mutually agreeable or may be conducted telephonically, by teleconference or by any means which is mutually agreeable. Each party will bear all its own costs associated with such Executive Review. The parties shall exchange agenda items for such review and each item shall be thoroughly discussed. Such agenda items shall include, but not necessarily be limited to, performance of the parties during the current year, plans and directions of the parties during the upcoming year, technological and other changes which may impact the banking or data processing industries or other forces within the respective industries which will affect the performance of the Agreement by either party.

15.  Payment and Billing.

Client agrees to pay SI for the services performed hereunder in accordance with the fees set forth in this Agreement, pursuant to invoices prepared and delivered to Client. All processing fees shall be payable on the first day of each month, for services to be rendered during that month except for Additional Volume Fees specified in Section 3.2 of Exhibit C, which shall be reflected in the first monthly invoice after the relevant usage data is available and payable by Client promptly following receipt thereof.

16.  No Interference with Contractual Relationship.

Client warrants that, as of the date hereof, it is not subject to any contractual obligation that would prevent Client from entering into this Agreement, and that SI's offer to provide such services in no way caused or induced Client to breach any contractual obligation.

17.  No Waiver of Default.

The failure of either party to exercise any right of termination hereunder shall not constitute a waiver of the rights granted herein with respect to any subsequent default.

18.  Processing Priorities.

To comply with the requests of applicable bank regulatory authorities, SI agrees that Client's processing will have priority over all other processing in the Data Center. SI agrees that processing for financial institutions shall have priority over processing for non-financial institutions, if any. In addition, if any emergency requires a change in the processing schedule set forth in Exhibit D, SI and Client agree to negotiate in good faith to adjust the processing schedule and related priorities in light of then prevailing circumstances.

19.  Mergers and Acquisitions.

Upon written request by Client, SI will process additional data resulting from any merger or acquisition involving either Client or any of its service bureau customers; subject to Client's payment of additional volume fees reflected in Section 3 of Exhibit C, and subject to agreement on the fees, if any, applicable to related conversion and testing services.
Client will notify SI of any such proposed merger or acquisition as soon as reasonably practicable.

20.  Entire Agreement.

This Agreement and the exhibits hereto contain the entire agreement of the parties and supersedes all prior agreements whether written or oral with respect to the subject matter hereof. Expiration or termination of any part of this Agreement shall terminate the entire Agreement except for any portion hereof which expressly remains in force and in effect notwithstanding such termination or expiration. Modification or amendment of this Agreement or any part thereof may be made only by written instrument executed by both parties.

21.  Assignment.

Neither party hereto shall assign, subcontract, or otherwise convey or delegate its rights or duties hereunder to any other party without the prior written consent of the other party to this Agreement, which consent shall provide that it is subject to all the terms and conditions of this Agreement. Subject to the provisions of Exhibit G, no such consent shall be required in the event of a merger, consolidation, sale of substantially all of the assets, or any other change of control of either party hereto, in which event, this Agreement shall apply to, inure to the benefit of, and be binding upon the parties hereto and upon their respective successors in interest.

22.  Confidential Agreement.

This Agreement is a confidential agreement between SI and Client. In no event may this Agreement be reproduced or copies shown to any third parties by either Client or SI without the prior written consent of the other party, except as may be necessary by reason of legal, accounting or regulatory requirements beyond the reasonable control of SI or Client, as the case may be, in which event SI and Client agree to exercise diligence in limiting such disclosure to the minimum necessary under the particular circumstances.

23.  Taxes.

Client will pay directly or reimburse SI for all sales, use or excise taxes, however designated, levied or based, on amounts payable pursuant to this Agreement, including state and local privilege or excise taxes based on gross revenues under this Agreement or taxes on services rendered or personal property taxes on the systems licensed hereunder. Client shall not be responsible for any taxes levied on the personal property or net income of SI. Notwithstanding the foregoing, if taxes not currently in effect are imposed upon Client which would not have been applicable to Client in the absence of this Agreement, the foregoing provision shall not be deemed to supersede Client's right, if any, to rescind the Agreement on the basis that it has thereby become so economically burdensome as to alter the essential nature of the Agreement.

24.  Independent Contractor.

It is agreed that SI is an independent contractor and that:

    24.1  Client Supervisory Powers.   Client has no power to supervise,
give directions or otherwise regulate SI's operations or its employees, except as herein provided for security of Client's data and detection of errors in processing.

    24.2  SI's Employees.   Persons who process Client's data are employees
of SI and SI shall be solely responsible for payment of compensation to such personnel and for any injury to them in the course of their employment. SI shall assume full responsibility for payment of all federal, state and local taxes or contributions imposed or required under unemployment insurance, social security and income tax laws with respect to such persons.

    24.3  SI as an Agent.   SI is not an agent of Client and has no
authority to represent Client as to any matters, except as authorized herein.

    24.4 Workers Compensation. Without limiting the generality of the foregoing, SI agrees to maintain, throughout the term of this Agreement, applicable statutory Workers' Compensation insurance with an insurance company authorized to write such insurance in Iowa covering each employee who shall perform any service hereunder. SI shall also require that any sub-contractor engaged by SI to provide services hereunder (a "Sub-contractor") shall also provide applicable statutory Workers' Compensation insurance for its employees. SI also agrees to maintain, throughout the term of this Agreement, employer's liability insurance with a limit of $100,000, with an insurance company authorized to write such insurance in Iowa, and SI shall require each Sub-contractor to maintain such insurance on its employees.

25.  Client and SI Employees.

Except as specifically set forth in Section 10, above, both Client and SI agree not to offer employment to any employee of the other without the prior written consent of the other.

26.  Previous Liabilities.

The parties hereto agree to indemnify the other and hold the other harmless against any loss (including attorney's fees and expenses) arising out of any claims or lawsuits filed or subsequently filed as a result of the acts of the other party which occurred prior to the Effective Date of this Agreement.

27.  Notices.

All notices, requests and demands, other than routine operational communications under this Agreement, shall be in writing and shall be deemed to have been duly given when deposited in the United States mail, registered or certified postage prepaid, and addressed to the other party at the address first shown above and to the attention of the president of said party. Notice of changes of address, if any, shall be given in like manner.

28.  Covenant of Good Faith.

SI and Client agree that, in their respective dealings arising out of or related to this Agreement, they shall act fairly and in good faith.

29.  Limitation of Liability.

If either party shall breach any covenant, agreement or undertaking required of it by this Agreement, the parties agree that the liability of the breaching party shall be limited to direct damages caused by said breach, and shall not include any special, indirect or consequential damages.

30.  Insurance.

A schedule of SI's current insurance coverage has been furnished to Client prior to the Effective Date of this Agreement and is attached hereto as
Exhibit I.

31.  Section Titles.

Section titles as to the subject matter of particular sections herein are for convenience only and are in no way to be construed as part of this Agreement or as a limitation of the scope of the particular sections to which they refer.

32.  Counterparts.

This Agreement may be executed in several counterparts, each of which shall be deemed to be an original, but all of which shall constitute one and the same instrument.

33.  Audited Financial Statements.

Annually, SI will provide to Client a copy of SI's annual financial statements which may be on a consolidated basis.

34.  Governing Law.

This Agreement shall be governed by and construed in accordance with the laws of the State of Iowa.


IN WITNESS WHEREOF, this Agreement has been executed by the undersigned officers, thereunto duly authorized, on the 2nd day of January, 1992.




SYSTEMATICS FINANCIAL        BRENTON INFORMATION
SERVICES, INC.               SYSTEMS, INC.
By: /s/                      By: /s/
Name: Collins A. Andrews     Name:-Saulene M. Richer
Title: Executive Vice        Title:-SVP/Marketing & Technology
       President
Date: 1/2/92                 Date: 1/2/92

Client:  Brenton Information Systems, Inc.
Effective Date:  December 1, 1991
EXHIBIT "A"


APPLICATION SYSTEMS


1. The following systems currently are installed at the Data Center and are being used to process Client's data:

    1.1  SYSTEMATICS
         IMPACS
         Savings/Time
         Financial Management System
         Accounts Payable
         Real Estate Loans
         Commercial Loans
         Installment Credit
         Central Information File
         Item Reconciliation
         SIMS
         Transaction System
         Tax System
         Warehouse Window Transactions
         On-Line Collections
         Inter-System Transfer

    1.2  NON-SYSTEMATICS

         Voice Response (Syntellect)
         E-Mail (MacKinney)
         Platform Automation (Branch Banker)
         Atragen
         Safe Deposit Boxes
         Optical Disk (Pro-Access)
         Atchley Systems Compliance (Comply/CTR) System

2. Client may use any SI-developed application system to process Client data. Additional cost may be involved in the installation and/ or use of these applications. Client will not pay additional license fees to use such software.

Client:  Brenton Information Systems, Inc.

Effective Date:  December 1, 1991


EXHIBIT "B"

REPORTS



1.  Current Reports.

The reports or output from Client's present systems will be produced by SI during the term of this Agreement, unless such system(s) are replaced in accordance with the terms of this Agreement or by mutual agreement between the parties.

2.  SI Reports.

Client may select from among the reports available for each of the application systems listed in Exhibit A, as set forth in the standard SI user documentation thereof.

3.  Additional Reports.

SI will add or delete from either the SI or current reports at Client's request, or to change the frequency of their preparation. If the cumulative effect of changes in requested reports requires personnel and/or computer equipment in excess of that required without such changes, SI agrees to notify Client and prepare a price quotation, based upon the costs of such additional computer equipment. Upon receipt of authorization from Client in writing, SI will immediately proceed to acquire such additional personnel and/or equipment and prepare and deliver all such reports.

Client:  Brenton Information Systems, Inc.

Effective Date:  December 1, 1991



EXHIBIT "C"

CHARGES


1.  Fee Schedule.

Client will pay SI, a minimum fee of $10,650,300.00 payable in monthly installments as set forth in the following table:

Applicable Period     Amount of Monthly Payment

Months 1 - 12          $181,091
Months 13 - 24         $179,280
Months 25 - 36         $177,487
Months 37 - 48         $175,712
Months 49 - 60         $173,955

2.  Additional Responsibilities of the Parties.

Except as otherwise provided, Client and/or its service bureau customer(s) are responsible for the operation of any of its data processing facilities other than the Data Center. Such facilities are hereinafter termed "remote". Client and SI agree to provide or perform their respective responsibilities as indicated in Section 2.1 through 2.4 below and responsibilities of Client's service bureau customer(s) shall be indicated as responsibilities of Client.

*This information is considered confidential and has been separately filed with the Commission

                                             RESPONSIBILITY
       FUNCTION                                CLIENT    SI

2.1   Input Processing.

Key entry of input (other than MICR)           X        ___
Key entry Equipment and maintenance            X        ___
   (other than MICR)
Key entry of MICR rejects                      X        ___
Key entry equipment and maintenance            X        ___
   for MICR rejects
MICR entry computer operation                  X        ___
MICR reader/sorter operation                   X        ___
MICR entry reconciliation                      X        ___
MICR reject reconciliation                     X        ___
MICR "junk letter" key entry                   X        ___
Key entry or encoding of MICR input            X        ___
Equipment and maintenance for key entry        X        ___
   or encoding of MICR input
Microfilming MICR input                        X        ___
Equipment and maintenance for                  X        ___
   microfilming MICR input
Supplies and development costs for             X        ___
   microfilming MICR input
MICR reader/sorter equipment and maintenance   X        ___
MICR sorter vendor usage fees                  X        ___
Personal computers used by other than SI       X        ___
Remote MICR capture/printer operations         X        ___
Remote MICR capture/printer equipment and      X        ___
   maintenance
In-line microfilm equipment and operation      X        ___

2.2  Output Processing.

MICR transit item end point separation         X        ___
MICR transit cash letter preparation           X        ___
MICR "on us" fine sort by account number       X        ___
Bursting                                      ___        X
Bursting equipment and maintenance            ___        X
Decollation                                   ___        X
Decollation equipment and maintenance         ___        X
Check signing                                  X        ___
Check signing equipment and maintenance        X        ___

                                             RESPONSIBILITY
FUNCTION                                     CLIENT      SI

Reports separation by bank                    ___         X
Delivery to courier                           ___         X
Remote printing equipment and maintenance      X        ___
Tracking inventories of paper stock and forms ___         X

2.3  Non-Mainframe Software.

Except as specifically set forth herein, Client will provide and maintain all non-mainframe software. Where SI provides any such software, it is listed above in Exhibit A and the following provisions shall apply:

Payment of related license fees                X        ___
Payment of maintenance and enhancement fees    X        ___
Modifications necessary for interface with     X        ___
    SI software

2.4 Telecommunications Network Control. SI agrees to: (a) accept reports of network problems and coorindate with all parties involved (including vendors) to obtain a resolution to network problems; (b) work with and coordinate between Client personnel and other data center personnel toward operation of the on-line network to meet reasonable Client needs; and
(c) work with and coordinate between Client personnel and other data center personnel in establishing additions and/or making changes to the network. If Client elects to acquire any equipment or software for on-line network monitoring or problem resolution,Client agrees to pay the costs thereof.
SI will, from time to time, recommend to Client equipment and software for network monitoring.

3.  Additional Volume Fees.

The fees expressed in Section 1 of Exhibit C are for processing the applications and base volumes set forth below. Client will pay SI for additional volumes of work processed in accordance with this Section 3. Increased volume may result from internal growth, mergers or acquisitions or a combination thereof.

    3.1  Definitions.

As used herein, the term "Core Accounts" shall mean the number of accounts on the master file at month-end with respect to the applications marked with an asterisk (*) in Section 3.2 of this Exhibit C.

    3.2  Applications Processed and Core Accounts.

The following applications will be processed by SI for the fees set forth in this Exhibit C:

Core Applications

*   IMPACS
    *   Demand deposit accounting
    *   Overdraft checking
*   SAVINGS/TIME DEPOSIT
    *Savings - Regular
    *Savings - Golden
    *Christmas Club
    *Certificates of deposit
    *IRA
*   INSTALLMENT CREDIT
*   COMMERCIAL LOANS (notes)
*   COMMERCIAL LOAN (Customers)
*   REAL ESTATE (mortgage loan notes)
*   FMS (general ledger)

Other Applications

    Tax System
    Warehouse System
    On-Line Collections
    Item Reconciliation
    Inter-System Transfer
    CIF
    SIMS
    Transaction System (TS)
    Voice Response
    Atchley Systems Compliance (Comply/CTR) Systems
    SMART
    Profitability

    3.3  Base Volumes and Additional Volume Charges.

Client has advised SI that the volume of Core Accounts for Client and its service bureau customers, if any, at November 1, 1991, was 266,097 Core Accounts (the "Base Volume of Core Accounts").

If the sum of the Core Accounts for Client and its service bureau customers exceeds 125% of the Base Volume of Core Accounts, Client will pay SI a monthly amount equal to the product of the number of Core Accounts in excess of 359,230, multiplied by $.21 per accounts.

Actual volumes of Core Accounts will be measured on the last day of each month. If actual volume is less than base volume, no additional volume charge will apply; no shortfall shall be cumulative; nor shall any credit apply to any other charge under this Agreement.

Client may request SI to quote the incremental cost of processing additional volumes from acquisitions and may, at its option, pay either the incremental cost or .21 per account. Should an acquisition occur that causes Core Accounts to increase more than fifty percent (50%), (i.e., more than 399,146), SI and Client will promptly negotiate in good faith to establish a revised Additional Volume Charge not to exceed $.21 per account.

Additional volume charges do not cover fees or expenses, if any, which may be applicable to conversions resulting from acquisitions by Client or its service bureau customers. SI will provide conversion assistance related to such acquisitions pursuant to Section 7 of the Agreement.

Volume reductions by Client shall not result in a reduction of fees below the monthly fees set out in Section 1 of this Exhibit C; however, if volumes are reduced to a level less than seventy-five percent (75%) of the Base Volume of Core Accounts, SI and Client will negotiate in good faith to establish a new base monthly fee.

In addition, Client-requested changes in the output schedule, in third-party software or in copies made (laser printer, fiche, etc.) may require personnel and/or equipment additions. If any such Client-requested change is expected to have such an impact, SI will advise Client in writing, and the parties will negotiate in good faith a mutually agreeable additional charge.

4.  DASD Capacity.

If Client wishes to make a material change in the length of data records or in the amount or kinds of data available in on-line data files, SI will provide a written quotation of the cost to Client of additional DASD capacity to support such change(s). If approved by Client, SI will acquire the additional DASD capacity and the appropriate adjustment will be made to the fees reflected in Section 1 of this Exhibit C.

5.  Resident Staff.

    5.1 SI agrees to provide the following Resident Staff during the term of this Agreement:

                                       Resident       Minimum
Programming
Dedicated to New Releases*             3.5 FTE        3.0 FTE
Discretionary**                        2.5 FTE          0 FTE
Client Services                          3              2
PC Support                               2              0

* These resources will keep the SI application systems current to within one release of the latest release.

**  These resources will work on projects as directed by Client.

SI will also provide one additional programmer to Client at no cost to Client until March 31, 1992.

    5.2 Client shall receive a monthly billing credit of at least $11,618 if it elects to eliminate all PC support positions from the Resident Staff.

6.  SI Hourly Rates.

The following hourly rates are currently in effect. The SI hourly rates may be changed by SI upon written notice to Client not more often than once during each twelve month period following the Effective Date. SI's Hourly Rates for programming include all related computer time required for program testing. Overtime rates are only applicable, if and to the extent, SI will incur overtime expense. SI fees are computed by multiplying the actual personnel hours extended on Client's project(s) including any travel time to and from Client location(s). In addition, Client agrees to reimburse SI for the actual expense of reasonable travel and lodging expense, if any, related to hourly rate based services requested by Client. SI will inform Client, in advance, if overtime or travel and lodging expense is anticipated to be incurred.

                      Regular         Overtime      Minimum
                    Hourly Rate     Hourly Rate     Billable
                    Per Person      Per Person      Increment
                                                    Per Person

Programmer           $90.00            N/A           4 Hours
Computer Operators   $15.00            $22.50        N/A

In addition, Client will pay all reasonable travel and subsistence costs incurred by SI's employees in performance of any such additional services.

7.  Price Adjustment.

The parties acknowledge that SI's cost of providing services pursuant to this Agreement are likely to increase, particularly in the areas of data processing salaries and operating system maintenance. The fees and charges reflected in this Agreement will be increased, but not decreased, based on the effect of inflation. Effective with the monthly billing for the thirteenth month and again annually thereafter, such fees will be adjusted using a combination of the Consumer Price Index for All Urban Consumers - Other Goods and Services (the "CPI") and the Employment Cost Index for White Collar Workers (the "ECI"), both as published by the U.S. Department of Labor, Bureau of Labor Statistics. The percentage increase in such fees shall be equal to the sum of:

(a)  0.7 multiplied by the percentage increase in the ECI; and

(b)  0.3 multiplied by the percentage increase in the CPI.

The percentage increases in the ECI and in the CPI used in computing the fees that are to become effective with the thirteenth month shall be the respective percentage increases in those indices over the one-year period ended July 30, 1992. The percentage increases in those indices used in computing the fees that are to become effective in the subsequent annual periods shall be the respective percentage increases in the indices over the subsequent twelve month periods commencing with the ninth, twenty-first, etc. contract months.

Method of Calculation of Increase in Monthly Fee

1.  ECI Actual - ECI Base x 0.7 = ECI Percentage Increase

2.  CPI Actual - CPI Base x 0.3 = CPI Percentage Increase

3.  CPI Percentage Increase + ECI Percentage Increase =
    Total Blended Increase (not less than zero)

4.  (SI Montly Fees x. Total Blended Increase) + SI's Monthly
     Fees = Adjusted Fee

                Where:

ECI Actual =    The ECI Index in effect on the date used to calculate the
increase (i.e., the ninth, twenty-first, twenty-seventh and each succeeding 12th month during the term of this Agreement)

ECI Base = The ECI Index in effect on December 1, 1991

CPI Actual and Base = See ECI definition above

SI's Monthly Fees = All fees payable hereunder

Adjusted Fees = SI's Monthly Fees to be paid during applicable twelve (12) month period.

8.  Non-Systematics Software.

    8.1 At Client's request, SI will provide for use at the Data Center, the Atchley Systems Compliance (Comply/CTR) Software System ("CTR"). Beginning at such time as the CTR System is provided, in addition to all other fees and charges payable under the Agreement, Client shall pay to SI a monthly maintenance fee of $550.00 for providing and maintaining the CTR System. This monthly maintenance fee of $550.00 will be divided equally among all institutions subscribing to use the CTR System. For example, if five (5) institutions are subscribing to use the CTR System, each institution would pay $110.00 monthly. If one institution subscribes to use the CTR System such institution would pay $550.00 monthly. In addition, a monthly $135.00 usage fee will be due for each individual institution utilizing the CTR System, regardless of the number of such institutions. Such monthly fee shall be in addition to all other fees payable under the Agreement, shall be reduced by one percent (1%) on the annual anniversary date of the Agreement, and shall be adjusted in accordance with Section 7 of Exhibit C of the Agreement.

    8.2 SI shall provide and maintain the 24-line Infobot/Monach Syntellect Voice Response System and Turnkey Voice Response Applications ("Voice Response System"). Client shall provide all necessary telephone lines, modems or other defined communications devices to support the operation of the Voice Response System. Client shall pay, in addition to all other fees payable under this Agreement, a monthly fee of $2,348.00. Such monthly fee shall in addition to all other fees payable under this Agreement, shall be reduced by one percent (1%) on the annual anniversary date of the Agreement and to $1,305 in month 61, and shall be adjusted in accordance with Section 7 of Exhibit C to the Agreement. Upon the expiration or termination of this Agreement, Client may purchase this equipment subject to the provisions of Section 11.3 of the Agreement.

    8.3 SI shall replace Client's existing microfiche archival system with the INFO-SEARCH Report Storage and Information Retrieval System ("INFO-SEARCH System") described below. Beginning the month after microfiche is no longer produced by SI for the Client, SI shall credit Client's base monthly fee payable under Section 1.1 of Exhibit C in the amount of $6,311.00.

In consideration for providing, installing and maintaining the INFO-SEARCH System, Client shall pay to SI a monthly fee of $7,377.00 payable beginning the month after the installation of the INFO-SEARCH System. Such monthly fee shall be in addition to all other fees payable under the Agreement, reduced one percent (1%) on the annual anniversary date of the Agreement, and shall be adjusted in accordance with Section 7 of Exhibit C of the Agreement.

Client shall provide all necessary telephone lines, modems or other defined communications devices to support the INFO-SEARCH System.

Upon expiration or termination of this Agreement, Client may purchase this equipment subject to the provisions of Section 11.3 of the Agreement.

    8.4 SI shall provide for use at the Data Center the Mobius-Infopac software system. Beginning at such time as Infopac is provided, in addition to all other fees and charges payable under the Agreement, Client shall pay to SI a monthly fee of $1,350.00 for providing the software. This fee will be reduced in month 61 to the then-applicable software maintenance fee. Such monthly fee shall be in addition to all other fees payable under the Agreement, shall be reduced by one percent (1%) on the annual anniversary date of the Agreement, and shall be adjusted in accordance with Section 7 of Exhibit C of the Agreement.

INFO-SEARCH System Configuration

Description                                      Quantity

Gateway 2000 Personal Computer                   Two (2)
     80386 Processor/33 Megahertz
     4MB Memory
     Math Coprocessor
     300 Megabyte Disk Drive
     1.2 Megabyte 5.25" Floppy Drive and/or
     1.44 Megabyte 3.5" Floppy Drive
     VGA Video Card w/132 Column Capability
     VGA Monitor
     MSDOS 3.3 Operating System w/Manuals
     Formatted w/Disk Manager

Dot Matrix Printer                               Two (2)

M4 Tape Drive/6250 BPI/16 Bit Board              One (1)

Fax Board - AT Compatible
   (Internal 4800 Baud Modem)                    Two (2)

Optical Disk Drive (AT Bus/MCA PC)
   (2 each stand-alone/LAN)                      Four (4)

FAX Board - MCA Compatible (LAN)                 Two (2)

Pro-Access Software License
   (Stand-alone)                                 Two (2)

Pro-Access Software License - LAN                One (1)

PC Anywhere Remote Diagnostics                   Two (2)

Map Assist Optical Redirector                    One (1)

Client:  Brenton Information Systems, Inc.
Effective Date:  December 1, 1991



EXHIBIT "D"

REPORTING SCHEDULE


This Exhibit D will be completed prior to the Effective Date of this Agreement. The delivery schedules for input and output in effect on the execution date of this Agreement are set forth herein. This Exhibit D may be changed from time to time, by mutual agreement of Client and SI.

1.  Client Delivery Schedules

    1.1  Client Input to SI.

                                          Time Available
                                          for SI Processing
    Daily (Monday through Saturday)


    Monetary Input

    Inclearings                     1:00 to 2:00 p.m.  100%
    POD transmission completed by FHLB     11:30 p.m.  100%

    Transmission completed from Originator

    ACH Tape(s)                        8:00 a.m., 3:00 p.m.


    Non-Monetary Input

    Payroll (Automated Transmission
       from CDC/ADP)                              5:00 p.m.
    BCR Build/Update Entry                        3:00 p.m.
    ARM Entry                                     1:00 p.m.
    CAPS Input                                    4:00 p.m.

    1.2   SI Output to Client.

    Daily (Monday through Friday)            Time Available
                                         for Client Pick-Up

    All Application Reports    5:30 a.m. following business
                                day

    Fine Sort, Cycle and Exception Files
       (available to FHLB)
    Transmission commences                        3:00 a.m.

    DDA Statements                       Noon following day
    ACH Tape(s)                    12:01 a.m. following day
    Optical Support                   8:00 a.m. - 5:00 p.m.

    Weekly (Sat., Sun., Business Day of Week)

    ITS Reports               Tues. 5:00 a.m. following day

    Monthly (EOM Business Day of Month)

    Accounts Payable             1st business day following
    Billing                      1st business day following
    Account Analysis             3rd business day following
    DDA Statements 1:00 p.m. - 5:00 p.m. following business
                     day
    Savings Statements     5:00 p.m. following business day
    Office Reporting             2nd following business day
    IL & RE EOM Jobs             2nd following business day
    EFT End of Month             2nd following business day

    Quarterly (EOQ Business Day of Quarter)

    Savings Statements     5:00 p.m. following business day

    Year-End

    1099 - Int. Processing
      (tape output)          2nd business day following EOY
    Interest Registers/Notice 2nd business day following
                               EOY
    General Ledger closing - by request
    IRA Statements         (2nd business day following EOY)

    1.3  Client On-Line Availability.

                 Mon.-Fri.   Saturdays   Sundays      Holidays
                From   To    From   To   From   To    From  To

Administrative* 7:30 6:30    7:30 3:30   11:00 4:00   7:30  6:30
                a.m. p.m.    a.m. p.m.   a.m.  p.m.   a.m.  p.m.
                                                      except New
                                                      Years
Teller Terminal
ATM             5:30 5:00    5:30 5:00   24 hours     5:30  5:00
                a.m. a.m.    a.m. a.m.                a.m.  a.m.
FMS Reports     9:30 6:30    9:30 3:30
                a.m. p.m.    a.m. p.m.
All other
reports         7:30 6:30    7:30 3:30
                a.m. p.m.    a.m. p.m.

    1.4  Additional Schedules - Client.

*Available for Inquiries

Monday, Thursday until     8:00 p.m.
Tuesday, Wednesday until   7:00 p.m.
Friday until               7:30 p.m.

    1.5  Batch Processing Update Frequency.

SI will do a batch update of Client's file five (5) times weekly, Monday through Friday.

Client:  Brenton Information Systems, Inc.

Effective Date:  December 1, 1991


EXHIBIT "E"

EQUIPMENT LEASE


To be used only if SI leases equipment to Client

Client:  Brenton Information Systems, Inc.

Effective Date:  December 1, 1991


EXHIBIT "F"

CLIENT-FURNISHED EQUIPMENT AND SOFTWARE


Client will furnish to SI the equipment and software ("Equipment" and "Software") described below under the following terms and conditions:

1.  Term of Agreement.

The term of this Exhibit F is the same as the term of this Agreement.

2.  Taxes.

Client will pay all taxes, however designated or levied or based on the Equipment or Software or their use.

3.  Risk of Loss; Replacement.

Except for loss or damage caused by the negligence or intentional misconduct of SI, SI shall not be responsible for any loss or damage to the Equipment or Software.

If any Equipment or Software furnished hereunder is damaged, destroyed or malfunctions to the extent that the same cannot be repaired, or Client elects not to so repair then, provided such damage or malfunction was not caused by SI as set forth above, Client agrees to acquire and install, as soon as reasonably practicable, comparable replacement Equipment or Software.

4.  Charges.

No charge shall be payable by SI for its use of the Equipment or Software.
 Services provided under the Agreement by SI are acknowledged by Client to be adequate consideration of Client's agreement to provide such Equipment and Software.

5.  Insurance.

Client is responsible for the cost of all fire, extended coverage and theft insurance in an amount covering the Equipment.

6.  Maintenance.

Client agrees to enter into and to keep in force during the term hereof, at Client's sole cost and expense, standard maintenance agreements to keep the Equipment in good working order, to make all necessary adjustments and repairs thereto, and to pay all maintenance costs relative to the use of the Equipment. Client also agrees to purchase software maintenance agreements from the vendors of each item of Software listed below.


SOFTWARE SCHEDULE

The following is a list of the Software to be provided by Client to SI pursuant to the Agreement and this Exhibit F. The Termination Date, if any, represents the date after which Client is no longer obligated to provide the same to SI.

Equipment

None

Software

Name and Description of   Name of Software    Termination Date
       Software                Owner

Paperless Entry
  Processing             Stockholder Systems    11/30/1996
Corporate Automated
  Payment                Stockholder Systems    11/30/1996
ListCat Plus             MacKinney Systems      11/30/1996
Source Program Compare   MacKinney Systems      11/30/1996

Client:  Brenton Information Systems, Inc.

Effective Date:  December 1, 1991




EXHIBIT "G"

SOFTWARE LICENSE AGREEMENT

1.  Provision of Software.

    1.1 SI agrees to license and furnish to Client the SI application systems listed in Exhibit A to the Agreement if such systems are delivered prior to the expiration or termination of the Agreement. Such application systems are hereinafter referred to as the "Software".

2.  Documentation.

    2.1 For each item of Software, SI shall also deliver to Client a complete set of standard operational instructions and documentation, including, but not limited to, the Software source code in machine readable form; a copy of SI's standard associated control statements used for operation, development, maintenance and use of the source code, and any other documentation which is provided by SI to its other similar customers.
 Such documentation and other materials are hereinafter referred to as "Documentation."

    2.2 Subject to the provision of Section 4, below, SI agrees to deliver to Client copies of any revisions, improvements, enhancements, modifications and updates to the Documentation which are produced by SI.

    2.3 Client may copy the Documentation provided hereunder in order to satisfy its own internal requirements. If Client requests, SI agrees to furnish additional copies to Client at SI's then standard fee for such copies.

3.  Term and Use Restrictions.

    3.1 This is a perpetual license. Client acknowledges that the licensed Software and all related Documentation constitute valuable assets and trade secrets of SI and that all information with respect thereto is confidential. The Software is licensed to Client only for use by Client for itself, its subsidiaries and affiliates.

    3.2 Client agrees to safeguard the licensed Software with at least the same degree of care that it exercises with respect to its own confidential and proprietary information, and shall take all reasonable precautions to assure that its employees and representatives do not sell, lease, assign, or otherwise transfer, disclose or make available, in whole or in part, the licensed Software or Documentation thereof to any third party for any reason (except for employees of Client, for auditing purposes by independent certified public accountants, for complying with applicable governmental laws, regulations or court orders or for the limited disclosure to customers of Client of user manuals and similar information which must be disclosed in connection with providing data processing services by Client). With prior approval of SI, Client may make licensed Software or Documentation available to any third party that has a valid license to the same version of the Software, as provided by this Software License Agreement. SI shall not arbitrarily deny such approval provided Client has complied with all other provisions of this Software License Agreement. In no event, however, shall any competitor of SI be furnished with any information, directly or indirectly, concerning the Software or the Documentation.

    3.3 The licensed Software and all related Documentation and materials may be used by Client and maintained at one location, only as set forth below (the "Installation Site") and may not be used by Client or any other person at any other location or facility; provided, however, that Client may change the location where it uses the licensed Software upon prior written notice to SI and delivery of a written certificate that all use of the licensed Software shall be limited to such new location. The Installation Site shall be as follows:

Brenton Information Systems, Inc.

Capital Square, Suite 300

Des Moines, Iowa  50304-0961

    3.4 All modifications to the licensed Software developed as a result of joint efforts by SI and Client shall become the exclusive property of SI, subject to all of the terms and conditions of this License Agreement, including the right of Client to use such modifications in accordance herewith and including the foregoing agreements of Client with respect to disclosure of and/or access to such modifications. Modifications to the licensed Software developed solely by Client without the participation of SI shall be considered to be part of the Software for purposes of determining Client's obligations under this Section 3; provided, however, that Client shall have the exclusive right to use any such modifications it may develop, and SI shall have no right to market such modifications without Client's express written consent.

    3.5 Client further acknowledges and agrees that, in the event of a breach or threatened breach by Client of any provision of this Section 3, SI will have no adequate remedy in money or damages and, accordingly, shall be entitled to appropriate injunctive relief. However, no specification in this License Agreement of a specific legal or equitable remedy shall be construed as a waiver or prohibition against any other legal or equitable remedies in the event of a breach of any provision of this Agreement.

    3.6 SI retains title to the Software provided hereunder and does not convey any rights or proprietary interest therein to Client, other than the license as specified herein.

    3.7 Upon the termination by SI of this License Agreement or any licenses granted to Client hereunder, Client agrees to promptly cease using and return to SI all software involved and Documentation related thereto and all copies thereof. Such return shall also be accompanied by a written certificate, signed by an appropriate executive officer of Client, to the effect that all such Software, related Documentation and copies thereof have been so returned to SI.

    3.8 SI hereby acknowledges and agrees that Client shall have the right to modify any of the Software provided to Client hereunder and may use and combine such with other programs and/or material to form an updated work. Such modifications to the licensed Software, either alone or in combination, shall become part of the licensed Software and shall be subject to all of the terms and conditions of this License Agreement, including the right of Client to use such modifications in accordance herewith and including the agreement of Client to limit the use of, the disclosure of and/or access to, such modifications.

    3.9 Client acknowledges that all PC-based Software ("Micro Software") is released in object code only. The following additional provisions shall be applicable to Micro Software:

(a) Client may copy the Micro Software and use it on multiple microprocessors solely for the benefit of Client and Client's affiliates including, but not limited to, Client's parent holding company, its subsidiaries and affiliates. The documentation for the Micro Software may be similarly copied and utilized. At Client's option, additional copies may be made either by Client or by ordering the same from SI at SI's standard rates.

(b) All other restrictions on use, copying or disclosure of the Software licensed hereunder shall also apply to the Micro Software and its documentation. In addition, Client may not provide data processing services using the Micro Software to any person, firm, or corporation (other than Client's affiliates and subsidiaries) without the prior written consent of SI and the payment to SI of additional license fees.

(c) In consideration of the right to make and use the additional copies granted in Section (a) above, Client agrees and acknowledges that all support for end-users of the Micro Software will be supplied by Client's personnel, and that SI is not responsible for providing any Micro Software support services to end-users.

4.  Enhancements.

Within ninety (90) days of its delivery of a termination notice, as provided in the Agreement, or within ninety (90) days preceding the Expiration Date, as set forth in the Agreement, Client may elect to purchase program maintenance from SI for the licensed Software. All updates, modifications and enhancements (the "Updates") to the Software, if any, (once incorporated into any Software hereunder) shall be deemed to be part of the license Software for all purposes hereunder. In the absence of Client's purchase of program maintenance thereafter, SI shall not be obligated to deliver Updates or related Documentation to Client. If Client exercises this option, SI agrees to provide such maintenance and Client agrees to pay SI its current software maintenance rate(s) then in effect for such system(s).

5.  Warranties.

    5.1 SI warrants to Client that: (i) SI has the right to furnish the Software, Documentation and other materials provided to Client hereunder free of all liens, claims, encumbrances and other restrictions; (ii) Client shall quietly and peacefully possess the Software, Documentation and other materials provided to Client hereunder, subject to and in accordance with the provisions of this License Agreement; and (iii) Client's use and possession of the Software, Documentation and other materials provided to Client hereunder will not be interrupted or otherwise disturbed by any entity asserting a claim under or through SI.

    5.2 SI warrants and represents that the licensed Software will perform, on an appropriately configured IBM computer system, in the manner described in the Documentation thereof.

    5.3 EXCEPT AS PROVIDED HEREIN, ALL OTHER WARRANTIES, EXPRESS OR IMPLIED, INCLUDING ANY WARRANTY OF MERCHANTABILITY OR FITNESS FOR A PARTICULAR PURPOSE, ARE HEREBY EXPRESSLY DISCLAIMED AND EXCLUDED.

6.  General.

    6.1 Taxes. Client agrees to pay all taxes levied by a duly constituted taxing authority against or upon Client's use of the Software or arising out of this License Agreement; exclusive, however, of taxes based on SI's income, which taxes shall be paid by SI. Client agrees to pay any tax for which it is responsible hereunder, which may be levied on or assessed against Client directly, and, if any such tax is paid by SI, to reimburse SI therefor, upon receipt by Client of proof of payment reasonably acceptable to Client.

    6.2 Patent and Copyright Infringement. SI agrees to defend and/or handle, at its own expense, any claim or action brought by any third party against Client for actual or alleged infringement of any patent, copyright or similar property right (including, but not limited to, misappropriation of trade secrets) based upon the Software or Documentation furnished hereunder by SI. SI further agrees to indemnify and hold Client harmless from and against any and all liabilities, losses, costs, damages, and expenses (including reasonable attorneys' fees) associated with any such claim or action incurred by Client.

(a) SI shall have the sole right to conduct the defense of any such claim or action and all negotiations for its settlement or compromise, unless otherwise mutually agreed to in writing between the parties hereto.

(b) SI agrees to give Client prompt written notice of any written threat, warning or notice of any such claim or action against SI or any other use or any supplier or components of the Software covered hereunder, which could have an adverse impact on Client's use of same, provided SI knows of such claim or action.

    6.3 Limitation of Liability. If either party shall breach any covenant, agreement or undertaking required of it by this Agreement, the parties agree that the liability of the breaching party shall be limited to direct damages caused by said breach, and shall not include any special, indirect or consequential damages.

    6.4 Material Breach. In the event of any material breach of the Agreement or of this License Agreement by Client, SI may (reserving cumulatively all other remedies and rights under this License Agreement in law or in equity) terminate this License Agreement, in whole or in part, by giving ninety (90) days' prior written notice thereof; provided, however, that this License Agreement shall not terminate at the end of said ninety day notice period if Client has substantially cured the breach of which it has been notified prior to the expiration of said ninety (90) days. In the event of such a termination by SI pursuant to this Section 6.4, Client will promptly discontinue its use of the licensed Software and related Documentation and shall return to SI all copies thereof in its possession or control. Such return shall also be accompanied by a written certificate, signed by an appropriate executive officer of Client, to the effect that all such Software, related Documentation and copies thereof has been so returned to SI. In addition, Client agrees that monetary damages will not be sufficient to compensate SI in the event of any actual or threatened breach by Client of any restriction on Client's use of the licensed Software or Documentation provided in this License Agreement and that, in such event, SI shall be entitled to injunctive and other equitable relief which may be deemed necessary or appropriate by any court of competent jurisdiction.

    6.5 Notices. Any notices or other communications required or permitted to be given or delivered under this License Agreement shall be in writing (unless otherwise specifically provided herein) and shall be sufficiently given if delivered personally or mailed by first-class mail, postage prepaid,

If to Client:  Brenton Information Systems, Inc.
               Capital Square, Suite 300
               Des Moines, Iowa  50304-0961

If to SI:      Systematics Financial Services, Inc.
               4001 Rodney Parham Road
               Little Rock, Arkansas  72212-2496
               Attention: President

or to such other address as either party may from time to time designate to the other by written notice. Any such notice or other communication shall be deemed to be given as of the date it is personally delivered or when placed in the mails in the manner specified.

    6.6 Advertising or Publicity. Neither party shall use the name of the other in advertising or publicity releases without securing the prior written consent of the other.

    6.7 Assignment. This License Agreement shall be binding upon the parties and their respective permitted successors and assigns. Neither party may sell, assign, convey or transfer, by operation of law or otherwise, any of its rights or obligations hereunder without the prior written consent of the other party and any such attempted transfer shall be void.

    6.8 Governing Law; Jurisdiction and Venue. The validity of this License Agreement, the construction and enforcement of its terms, and the interpretation of the rights and duties of the parties shall be governed by the laws of the State of Iowa. Client and SI hereby consent and agree that jurisdiction and venue for any claim or cause of action arising under this Agreement with respect to the validity, construction or enforcement hereof shall be properly and exclusively in the state or federal courts located in Des Moines, Iowa, and expressly waive any and all rights they may have or which may hereafter arise to contest the propriety of such choice of jurisdiction and venue.

    6.9 Modification, Amendment, Supplement and Waiver. No modification, amendment, supplement to or waiver of this License

Agreement or any of its provisions shall be binding upon the parties hereto unless made in writing and duly signed by both parties or the party to be charged, as appropriate under the circumstances. A failure or delay of either party to this License Agreement to enforce at any time any of the provisions hereof, or to exercise any option which is herein provided, or to require at any time performance of any of the provisions hereof, shall in no way be construed to be a waiver of such provision of this License Agreement.

    6.10 Severability. In the event any one or more of the provisions of this License Agreement shall for any reason be held to be invalid, illegal or unenforceable, the remaining provisions of this License Agreement shall be unimpaired, and the invalid, illegal or unenforceable provision shall be replaced by a mutually acceptable provision, which being valid, legal and enforceable, comes closest to the intention of the parties underlying the invalid, illegal or unenforceable provision.

    6.11 Headings. The headings in this License Agreement are for purposes of reference only and shall not in any way limit or affect the meaning or interpretation of any of the terms hereof.


IN WITNESS WHEREOF, the parties hereto have executed this License Agreement as of the day, month and year first above written, by the undersigned officers thereunto duly authorized.


SYSTEMATICS FINANCIAL        BRENTON INFORMATION
SERVICES, INC.               SYSTEMS, INC.
By: /s/                      By: /s/
Name: Collins A. Andrews     Name:-Saulene M. Richer
Title: Executive Vice        Title:-SVP/Marketing & Technology
       President
Date: 1/2/92                 Date: 1/2/92

EXHIBIT H

DISASTER RECOVERY AGREEMENT


This is a Disaster Recovery Agreement (the "Agreement") made and entered into contemporaneously with the Data Processing Agreement (the "FM Agreement"), dated as of December 1, 1991, between Systematics Financial Services, Inc., an Arkansas corporation, 4001 Rodney Parham Road, Little Rock, Arkansas, 72212-2496 (hereinafter "SI") and

BRENTON INFORMATION SYSTEMS, INC.

Capitol Square, Suite 300

Des Moines, Iowa  50304


(hereinafter "CLIENT").

WHEREAS, SI maintains a computer disaster recovery facility for use by Subscribing Clients in the event of a Disaster (see definitions, below); and

WHEREAS, CLIENT wishes to have access to such computer disaster recovery facility in the event of a Disaster;

NOW THEREFORE, in consideration of the payments to be made and services to be performed hereunder, the parties agree as follows:

1. Definitions. The terms and phrases listed below shall have the indicated special meanings when used in this Agreement:

"Disaster Recovery Facility" - The Computer Equipment described in Attachment 2 and located at SI corporate headquarters.

"Data Center" - CLIENT's IBM-based computer facility located at:

717 Mulberry, Suite 503

Des Moines, Iowa  50309

"Disaster" - Any interruption in the availability or accessibility of the Data Center, resulting from causes beyond CLIENT's control and reasonably expected to last more than seventy-two (72) continuous hours.

"Multiple Disaster" - Disasters experienced by two or more Subscribing Clients at times when such Subscribing Clients would be entitled to use the Disaster Recovery Facility at the same time.

"Shell Facility" - Preconditioned space suitable for the installation of CLIENT's computer equipment, located at 409 Shall Street, Little Rock, Arkansas.

"Subscribing Client" - Any person, firm or corporation which has entered into a Disaster Recovery Agreement with SI for use of the Disaster Recovery Facility.

2.  Term.

The term of this Agreement shall begin on December 1, 1991 (the "Effective Date") and shall be coterminous with the FM Agreement.

3.  Disaster Recovery Facility.

    3.10 Access. Upon declaration of a Disaster, CLIENT may use the Disaster Recovery Facility under the appropriate class of service, upon at least six hours' notice to SI, for a period of up to six (6) consecutive weeks (the "Recovery Period"). Thereafter, continued use of the Disaster Recovery Facility, may be permitted except that another Subscribing Client who experiences a Disaster after CLIENT's Recovery Period shall be granted priority access to and use of the facility.

    3.20 SI Computer Equipment. SI will purchase and maintain in force maintenance agreements for the equipment described in Attachment 2.

    3.30 SI Computer Equipment Change. SI may change or relocate its IBM compatible computer equipment configuration at any time upon sixty (60) days prior written notice to CLIENT; provided, however, that no such notice shall be required if any such change does not adversely affect the usefulness to CLIENT of the changed configuration as a Disaster Recovery Facility. If such a change results in the Disaster Recovery Facility becoming materially unusable to CLIENT for disaster recovery, CLIENT may terminate this Agreement in accordance with Paragraph 10 herein.

    3.40 Multiple Disasters. In order to reduce the possibility of a Multiple Disaster, SI will exercise due care and discretion in contracting with new clients to avoid geographic concentrations that would unduly increase exposure. When a new contract is contemplated that would result in a perceived exposure due to a geographic concentration and/or client size, SI will perform an analysis of said exposure for review by SI management prior to execution of the proposed contract. In addition, no agreement will be signed with a prospective client who is currently experiencing a Disaster.

If a Multiple Disaster occurs, more than one Subscribing Client may be granted access to the Disaster Recovery Facility. SI will exercise its best efforts to coordinate the activities of these Subscribing Clients.

    3.50 Computer Equipment Compatibility Assurance. CLIENT will appoint a Disaster Recovery Coordinator who will maintain records of CLIENT computer equipment sufficient to identify any differences which could affect successful processing, and will promptly notify SI of any change which may do so. The Disaster Recovery Coordinator will maintain documentation for resolution of such differences in the event of a Disaster. SI will provide CLIENT with one (1) copy of the SI Disaster Recovery Services Users Guide to assist CLIENT in the understanding and use of the services provided herein.

CLIENT agrees to conduct a test annually in the Disaster Recovery Facility.
 Each test should be an analysis of compatibility consisting of CLIENT's operating system, applications, and communications software sufficient to achieve the pre-established mutually agreeable objectives. The test should be planned for completion within the test time allocation specified in Attachment 2, although extra time may be authorized by SI if unforeseen problems occur and there is a reasonable expectation of solution within the time extension. CLIENT will submit the request for an annual test to SI using forms and procedures established. SI will schedule the test on a mutually agreeable date. Data Center personnel will conduct the test with the assistance of SYSTEMATICS staff, as necessary.

    3.60 Non-Disaster Use. The Disaster Recovery Facility will be used by SI for development and internal accounting, and for testing of other Subscribing Clients. During any Recovery Period, a Subscribing Client who has declared a Disaster shall take priority over all such use and may preempt CLIENTs' test and use of associated services.

4.  Disaster Recovery Plan.

CLIENT agrees to develop or acquire, and to maintain, a specific, written plan for dealing with its data processing needs during a Disaster (the "Disaster Recovery Plan"). A current copy of the Disaster Recovery Plan shall be maintained by CLIENT at its operating facility, at an offsite backup location, at the Data Center, and at SI's Disaster Recovery Facility.

5.  SI and CLIENT Relationship.

    5.10 CLIENT Personnel. CLIENT agrees that trained personnel, with appropriate levels of authority shall be temporarily located at the Disaster Recovery Facility during all Recovery Period processing to perform all CLIENT operations functions. In addition, to the extent that CLIENT has responsibility under the FM Agreement, CLIENT agrees to provide the necessary supplies and personnel (at the Disaster Recovery Facility or at CLIENT's facility, as required) to perform said functions.

    5.20 Travel and Living Expenses. CLIENT will pay all travel and living expenses incurred by either CLIENT or SI for temporary relocation of personnel as a result of a Disaster and/or testing.

    5.30 Additional SI Personnel. CLIENT agrees to pay the amounts normally charged to other similarly-situated clients of SI for all services performed by SI that are not otherwise provided for in the FM Agreement or in this Agreement.

    5.40 Processing Frequency. This Agreement does not guarantee that all applications will be processed as frequently during the Recovery Period as they are processed under the FM Agreement. The applications processed will be consistent with the priorities set forth in the Disaster Recovery Plan.

    5.50 Time of Performance. SI will use diligence to provide the data processing services set forth in the FM Agreement at the times required therein. CLIENT acknowledges, however, that the circumstances of a Disaster are likely to adversely impact SI's time of performance and that the provisions of the Time of Performance section of the FM Agreement shall continue to be applicable during the Recovery Period.

6.  Service Levels.

    6.10 Basic Coverage. The basic coverage under this Agreement provides for access to the Disaster Recovery Facility under the Class of Service indicated in Attachment 1.

    6.20 Planning Service. Planning services, to assist CLIENT in fulfilling the requirement for a Disaster Recovery Plan under Section 4 of this Agreement, are provided under the terms and conditions of Attachment 3.

    6.30 Shell Facility. Access to and use of the Shell Facility are provided under the terms and conditions of Attachment 4.

    6.40 Online. Availability of local terminals at the Disaster Recovery Facility is provided as shown in Attachment 2. Backup of CLIENT's online circuits, if any, is provided under the terms and conditions of the Addendum for Dialup Analog Kits, or the Addendum for Multiplexer Service, or the Addendum for Switched T1 Service.

    6.50 Remote Terminal Cluster. Availability of a remote terminal cluster, if any, is provided under the terms and conditions of the Addendum For Remote Terminal Cluster.

    6.60 Reader-Sorter Equipment. Backup of CLIENT reader-sorter equipment, if any, is provided under the terms and conditions of the Addendum For Reader-Sorter Support.

    6.70 Proof Backup. Backup for CLIENT single-pocket proof equipment, if any, is provided under the terms and conditions of the Addendum For Proof Backup.

7.  Fees

    7.10 Participation Fee. CLIENT will pay the applicable monthly participation fees for the Class of Service indicated in Attachment 1.

    7.20 CLIENT Computer Equipment Change. Upon the installation or deinstallation of any computer equipment at CLIENT's data center which changes CLIENT's Class of Service, CLIENT agrees to pay the participation fees (whether higher or lower) at the new Class of Service rate. If CLIENT's requirements exceed the capacity of or are incompatible with the subscribed Class of Service, CLIENT will notify SI. SI and CLIENT will then have ninety (90) day in which to resolve the capacity or incompatibility situation, which solution may include an agreement with third party. If, after ninety

(90) days from CLIENT's notice to SI, SI and CLIENT have not agreed upon a mutually satisfactory solution, either party may terminate this Agreeement.

    7.30 Facility Access Fee. CLIENT agrees to notify SI verbally and in writing of its declaration of a Disaster, and such notice shall require payment of the Disaster Declaration Fee set forth in Attachment 1.

    7.40 Facility Usage Fee. During the Recovery Period, CLIENT will also pay the hourly Facility Usage Fee described in Attachment 1.

    7.50 Miscellaneous Fees. CLIENT will pay for miscellaneous SI services used during the Recovery Period at the rates then charged to other similarly-situated SI clients.

    7.60 Escalation of Fees. SI may periodically adjust its fees for Disaster Recovery to reflect the various fluctuations in the cost of supplying services. Such adjustments will occur under the same terms and conditions as those described in Exhibit C of the FM Agreement.

8.  Payment and Billing.

CLIENT agrees to pay the Participation Fee monthly in advance. Other applicable fees will be invoiced at least monthly. CLIENT agrees to pay all such fees within thirty days of the respective dates of such invoices.

9.  Location Change.

CLIENT may change the location of the Data Center upon prior written notice to SI.

10. CLIENT Termination.

CLIENT may terminate this Agreement if any change in the SI Computer Equipment results in the Disaster Recovery Facility becoming materially unusable to CLIENT for disaster recovery purposes. CLIENT must notify SI in writing within thirty (30) days of SI's announcement of the equipment change. Termination is subject to the actual installation of such equipment and effective as of such equipment change installation date.

11. Security and Confidentiality.

CLIENT agrees to observe SI's security procedures while using the Disaster Recovery Facility. SI and CLIENT each agree to take such steps and exercise such precautions to protect the proprietary or confidential information of the other as each exercises in protecting its own most valuable proprietary or confidential information. SI and CLIENT each agree to indemnify the other and hold the other harmless from and against any loss, claim, damage or expense (including attorneys' fees) resulting from or arising out of any unauthorized use or disclosure of the confidential or proprietary information of the other.

12.  Shared Use.

CLIENT acknowledges that SI is not liable for any loss, claim, damage or expense directly or indirectly resulting from the shared use of the Disaster Recovery Facility and related services in the event of a Multiple Disaster, except to the extent that such loss, claim, damage or expense was caused by SI's negligence or willful misconduct.

13.  Disclaimer of Merchantability.

ALL REPRESENTATIONS AND WARRANTIES OF SI ARE EXPRESSLY SET FORTH HEREIN. ALL OTHER REPRESENTATIONS AND WARRANTIES, WHETHER EXPRESS OR IMPLIED, INCLUDING THE WARRANTIES OF MERCHANTABILITY AND FITNESS FOR A PARTICULAR PURPOSE, WITH RESPECT TO THE DISASTER RECOVERY FACILITY AND RELATED SERVICES OR THEIR USE, ARE HEREBY DISCLAIMED.

14.  Forces Beyond SI Control.

SI shall use reasonable and diligent efforts to make the Disaster Recovery Facility and related services available and operational at all times, and in so doing shall take reasonable steps to safeguard against events which could adversely impact the use thereof.

SI is not liable to CLIENT or any other person for claims or damages which result from any failure beyond SI's control including but not limited to, acts of God, the public enemy, acts of any federal, state or local government, fires, floods, tornados, earthquakes or other weather related disasters, war, strikes, unavailability of computer equipment replacement parts, disruption of communication service and utility outages.

15.  Governing Law.

This Agreement shall be governed by and construed in accordance with the laws of the State of Iowa.

IN WITNESS WHEREOF, this Agreement has been executed by the undersigned, hereunto duly authorized, on the date(s) set forth below.

SYSTEMATICS FINANCIAL        BRENTON INFORMATION
SERVICES, INC.               SYSTEMS, INC.
By: /s/                      By: /s/
Name: Collins A. Andrews     Name:-Saulene M. Richer
Title: Executive Vice        Title:-SVP/Marketing & Technology
       President
Date: 1/2/92                 Date: 1/2/92

ATTACHMENT 1

FEE SCHEDULE

CLIENT's CLASS OF SERVICE is determined by the CPU size (in MIPS) in the Data Center. The services provided hereunder are indicated below under Class of Service. Total Monthly Participation Fees are computed below and are included in the monthly fees shown in Exhibit C.


                               CLASS OF SERVICE
                      "Standard"    "A"     "AA"     "AAA"
                         0-2.0    2.1-4.0  4.1-8.0  8.1-11.0
                          MIPS      MIPS     MIPS     MIPS

I.  Participation Fees:
Basic Service includes:  _____     _____    2,200     _____
  Planning Service
  Shell Facility
On-Line Processing:
  Multiplexer Service    _____     _____      500     _____
  Additional SW56KB/DSU  _____     _____      150     _____

TOTAL MONTHLY
  PARTICIPATION FEE     $_____    $_____   $2,850    $_____


II. Facility Access Fee:$10,000   $10,000  $15,000   $25,000


III. Facility Usage Fee:
Disaster Recovery
Facility (Clock Hour)   $200.00   $250.00  $300.00   $500.00
Shell Facility
  (SqFt/Day)            $   .15   $   .15  $   .15   $   .15

ATTACHMENT 2

COMPUTER EQUIPMENT LIST
CLASS OF SERVICE "AA" 4381-P13


Quantity     IBM Type-Model     Description

1            4381-P13           Processor (or Equivalent)

12           3178-C30           Terminals (Local)

16 Volumes   3380               Single Density Disk Drives
                                (or equivalent)

2 Drives     3420-8             Tape Drives (1600/6250 BPI)

3 Drives     3480               Tape Cartridges

1            3725               Communications Controller

2            4245-20            Printer (2000 LPM)

10 Hours     Test Time          Ten Wall-Clock Hours
                                (Non-comulative)

ATTACHMENT 3

PLANNING SERVICES

Attachement to the Disaster Recovery Agreement between Systematics Financial Services, Inc. ("SI) and the CLIENT whose name appears on page H-1 hereof.

1.  SI Responsibilities.

SI agrees to provide CLIENT with one (1) copy of SI's Recovery Reference Manual, four (4) copies of the hardcopy version of SI's Recovery Procedures Manual (the "Plan"), as well as the version on IBM PC-compatible diskettes, along with the required software for the WordPerfect word processing package necessary to utilize the diskette-based Plan. SI also agrees to provide CLIENT with updates to the Plan as they are developed. SI will offer a Disaster Recovery Planning Workshop (the "Workshop") on a regular basis, to assist CLIENT planners in contingency planning techniques. CLIENT may send no more than four
(4) people to the Workshop. SI will publish a list, at the beginning of each calendar year, of projected dates for the proposed Workshops, but reserves the right to cancel or reschedule workshops as appropriate.

2.  CLIENT Responsibilities.

CLIENT agrees to customize the Plan to fulfill CLIENT's own requirements and to incorporate appropriate updates that SI may supply from time to time. CLIENT also agrees to exercise its best effort in taking advantage of planning Workshops and other planning aids as appropriate to CLIENT's requirements. CLIENT acknowledges that familiarity with the WordPerfect word processing package is required to enhance CLIENT's productivity in the Workshop and agrees that at least one of CLIENT's prospective attendees will have acquired satisfactory expertise prior to the Workshop. CLIENT furthermore acknowledges that the Plan is confidential and proprietary material and will be returned to SI upon expiration of this contract.

3.  Fees.

Fees for the services provided by SI under this Attachment are included in the Monthly Participation Fees set out in Attachment 1.

*WORDPERFECT is a registered trademark of WordPerfect Corporation.

ATTACHMENT 4

SHELL FACILITY

Attachment to the Disaster Recovery Agreement between Systematics
Financial Services, Inc. ("SI") and the CLIENT whose name appears on page H-1 hereof.

1.  SI Disaster Recovery Shell Facility.

    1.10 Access and Utilization. Upon declaration of a Disaster, CLIENT will have access to the Shell Facility for a period of up to nine
(9) months (the "Extended Recovery Period"). In the event of a Multiple Disaster, more than one Subscribing Client may be granted access to the Shell Facility pursuant to Section 3.40 of the Agreement. SI may utilize the facility if a Disaster occurs in any of its own data centers.

    1.20 Computer Equipment. No computer equipment will be installed prior to the Recovery Period. The party who owned the equipment in the Data Center will be responsible for procurement, shipment and installation of all required equipment following the declaration of a Disaster.

    1.30 Specifications. The Shell Facility consists of 17,500 sq. ft. of space, including 4,500 sq. ft. of raised floor area. Air conditioning capacity is 600,000 BTU/HR, electrical capacity is 160KVA.
 There are 200 telephone pairs into the building, with 20 pairs active. The remaining non-raised floor area consists of office and storage space for CLIENT use. CLIENT will pay the fee prescribed in Attachment 1, for the amount of space actually used by CLIENT during the Extended Recovery Period.

2.  CLIENT Personnel.

CLIENT agrees that trained personnel of CLIENT, with appropriate levels of authority shall be temporarily located at the Shell Facility during the Extended Recovery Period to perform all CLIENT operations functions.
 An SI representative will be present while CLIENT personnel are occupying the Shell Facility. To the extent that they are available, qualified SI personnel may be assigned to augment CLIENT's staff at the rates referenced in Section 5.30 of the Agreement.

3.  Termination.

SI may terminate this Attachment, without the termination of the Agreement and other attachments, addenda or schedules, upon ninety (90) days prior written notice to CLIENT. Should this service be supplanted by another form of service which is useful to CLIENT, CLIENT will be afforded priority to subscribe to the new service.

ADDENDUM

FOR

MULTIPLEXER SERVICE


Addendum to the Disaster Recovery Agreement between Sytematics Financial Services, Inc. ("SI") and the CLIENT whose name appears on page H-1 hereof.

1.  CLIENT Responsibility.

CLIENT will provide a location for the installation of an Altenate Control Point (ACP) for each multi-point circuit that CLIENT desires to back up, and arrange for installation of an appropriate telephone company interface, business telephone lines, and appropriate jacks for each designated circuit.

2.  SI Responsibilities.

SI will provide an Infotron muliplexer kit for up to ten (10) circuits, along with access to one (1) AT&T Accunet 56kb Switched Digital circuit and DSU ("Multipler Service"), and an additional AT&T 56kb Switched Digital access and DSU ("Additional SW56KB/DSU"), at the Disaster Recovery Facility. SI will also provide a matching multiplexer kit for CLIENT's designated ACP location, and will ship the required kit to CLIENT as soon as possible after CLIENT has notified SI of a Disaster declaration. CLIENT agrees to pay the then current prices to purchase all such equipment and to provide all othe hardware, including modems compatible with CLIENT circuits, communications links, and any required software.

3.  Testing.

SI will allow CLIENT the use of a multiplexer kit for a period not to exceed one week per year, and an additional two (2) hours of non-chargeable test time, for the purpose of on-line testing in comjunction with other CLIENT tests. SI agrees to air-ship the required kit to CLIENT during the week prior to the test, and CLIENT will return air-ship the kit on the first working day following the test. Additional test time will be chargeable at the rates shown in Attachment 1.

4.  Fees.

CLIENT agrees to pay all expenses for the transportation, installation and utilization of said equipment in annual tests and/or in an actual Disaster, and to pay the fee prescribed in Attachment 1 monthly in advance.

Revised 12-20-91

EXHIBIT I

INSURANCE


     The following is a schedule of insurance coverage referred to in the Agreement.

Type of                           Insurance
Coverage           Limit           Company       Remarks
1.Commercial    $1,000,000         The Chubb     Bodily injury
                 each occurrence    Group        and property
                                                 damage; combined
                                                 limit. $10,000
                                                 premises medical
                                                 each person

General
Liability       $2,000,000         The Chubb     Bodily injury/
                general aggregate   Group        property

Contents        Variable           The Chubb     Blanket Coverage
                                    Group        $5,000
                                                 deductible.

2.Errors and
Omissions       $2,000,000         The Chubb     $2,000,000 each
                                    Group        occurrence and
                                                 aggregate.
                                                 $250,000
                                                 deductible.
                                                 (Additional
                                                 coverage to the
                                                 extent of
                                                 $23,000,000 as
                                                 set out in 7
                                                 below.)

3.Equipment     Blanket Coverage   The Chubb     An all risks
                Coverage            Group        policy covering
                                                 owned and leased
                                                 equipment for
                                                 replacement cost
                                                 at each location
                                                 w/$25,000
                                                 deductible for
                                                 all losses from
                                                 any one event,
                                                 and $10,000
                                                 deductible to
                                                 breakdown
                                                 coverage from
                                                 one event.
                                                 $500,000 in
                                                 transit or
                                                 temporary
                                                 location.  Data
                                                 Processing Media
                                                 coverage
                                                 included.

4.Automobile    $1,000,000         The Chubb     Scheduled
                each occurrence     Group        vehicles-some
                                                 locations.
                                                 Hired/non-owned
                                                 vehicles Comp.
                                                 deductible/$250
                                                 Collision
                                                 deductible/$250.

5.Worker's Comp.$500,000           The           Statutory Limit
                                    Cincinnati   required by
                                    Insurance    various state
                                    Company      laws.

6.Fidelity
  Coverage      $10,000,000        The Chubb     Employee
                Blanket Bond        Group        Dishonesty
                                                 $100,000
                                                 deductible.

7.Umbrella      $25,000,000        The Chubb     Fiduciary
                                    Group        Liability and
                                                 aircraft
                                                 coverage
                                                 specifically
                                                 excluded. Errors
                                                 and Omissions
                                                 covered to the
                                                 extent of
                                                 $23,000,000
                                                 additional to
                                                 amount set out
                                                 in 2 above.

*Effective June 1, 1991.